Exhibit 99.1

Contact:	Susan E. Moss
Senior Vice President, Marketing and Communications
(502) 596-7296

KINDRED HEALTHCARE ANNOUNCES VOTING RESULTS

FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS

LOUISVILLE, Ky. (May 27, 2015) – Kindred Healthcare, Inc. (the “Company”) (NYSE:KND) today announced the voting results of the Company’s 2015 Annual Meeting of Shareholders held on May 27, 2015.

At the annual meeting, the Company’s shareholders voted to elect the following board members to terms expiring at the Company’s 2016 Annual Meeting of Shareholders: Joel Ackerman, Jonathan D. Blum, Benjamin A. Breier, Thomas P. Cooper, M.D., Paul J. Diaz, Heyward R. Donigan, Richard Goodman, Christopher T. Hjelm, Frederick J. Kleisner and Phyllis R. Yale.

In addition to electing directors, the Company’s shareholders approved the Company’s executive compensation program, the Kindred Healthcare, Inc. 2012 Equity Plan for Non-Employee Directors, Amended and Restated, and ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2015.

About Kindred Healthcare

Kindred Healthcare, Inc., a top-85 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of approximately $7.2 billion(1). At March 31, 2015, Kindred through its subsidiaries had approximately 102,600 employees providing healthcare services in 2,787 locations in 47 states, including 97 transitional care hospitals, 16 inpatient rehabilitation hospitals, 90 nursing centers, 21 sub-acute units, 664 Kindred at Home home health, hospice and non-medical home care sites of service, 100 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,799 non-affiliated sites of service. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for six years, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

(1)	Revenues were computed by combining the twelve months ended December 31, 2014 data for Kindred, Gentiva Health Services, Inc., which was acquired by the Company on February 2, 2015, and Centerre Healthcare Corporation, which was acquired by the Company on January 1, 2015.

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502.596.7300    www.kindredhealthcare.com